Prospectus Supplement
Filed Pursuant to Rule 424(b)(3)
File No. 333-145810
PROSPECTUS
Prospectus Supplement No. 6
(to Prospectus dated September 13, 2007)

          This Prospectus Supplement No. 6 supplements and amends the prospectus dated September 13, 2007, relating to the sale of up to 3,249,860 shares of our common stock, or interests therein, by certain selling stockholders.
          This Prospectus Supplement includes the attached Annual Report on Form 10-K for the year ended March 31, 2008 that we filed with the U.S. Securities and Exchange Commission.
          This Prospectus Supplement should be read in conjunction with, and delivered with, the Prospectus and Supplements No.1, No. 2, No. 3, No. 4 and No. 5 thereto, and is qualified by reference to the Prospectus and Supplements No.1, No. 2, No. 3, No. 4 and No. 5 thereto, except to the extent that the information in this Prospectus Supplement No. 6 updates or supersedes the information contained in the Prospectus, Supplement No.1, Supplement No.2, Supplement No. 3, Supplement No. 4 or Supplement No. 5.
          Our common stock is listed on the NASDAQ Global Market under the symbol “OCLS.” On June 13, 2008, the last reported sale price for our common stock on the NASDAQ Global Market was $3.07 per share.

     Investing in our common stock involves a high degree of risk. Before buying any shares, you should carefully consider the risk factors described in “Risk Factors” beginning on page 5 of the Prospectus and beginning on page 30 of the 10-K.

          Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.
The date of this Prospectus Supplement No. 6 is June 16, 2008